EXHIBIT 10.1
INVESTMENT AGREEMENT
by and between
FIDELITY NATIONAL INFORMATION SERVICES, INC.
and
INVESTORS

DATED AS OF MARCH 31, 2009

ii

Page
6.9 Assignment; Third Party Beneficiaries	38

6.10 Specific Performance	38

6.11 Severability	39

6.12 No Recourse	39

EXHIBITS AND SCHEDULES
Exhibit A - Definitions
Exhibit B - Reserved
Exhibit C-1 - THL Fee Letter
Exhibit C-2 - FNF Fee Letter
Exhibit D - Registration Procedures
Exhibit E - Knowledge of Georgia
Exhibit F - Knowledge of Wisconsin
Exhibit G - Form of Management Rights Letter
Schedule 1 - Investors

iii

INVESTMENT AGREEMENT
          INVESTMENT AGREEMENT, dated as of March 31, 2009 (this “Agreement”), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (“Georgia”) and the INVESTORS listed on Schedule 1 hereto (each an “Investor”, and, collectively, the “Investors”). The Affiliates of Thomas H. Lee Partners, L.P. shall be referred to herein, and designated on Schedule 1 as, the “THL Investors”. Fidelity National Financial, Inc. shall be referred to herein, and designated on Schedule 1, as the “FNF Investor”. The investment in Georgia to be made by the THL Investors shall be referred to herein as the “THL Investment”. The investment in Georgia to be made by the FNF Investors shall be referred to herein as the “FNF Investment”. The THL Investment and the FNF Investment, collectively, shall be referred to herein as the “Investments”. All capitalized terms used but not defined herein shall have the meanings given on Exhibit A hereto.
W I T N E S S E T H:
          WHEREAS, Georgia, Wisconsin LLC, a Delaware limited liability company (“Merger Sub”), and Metavante Technologies, Inc., a Wisconsin corporation (“Wisconsin”), are parties to an Agreement and Plan of Merger, dated as of the date hereof (as in effect on the date hereof, the “Merger Agreement”) providing, subject to the terms and conditions thereof, for the Merger; and
          WHEREAS, in connection with, and contingent upon the completion of, the Merger, the Investors desire to make the Investments subject to the terms and conditions hereof consisting of the purchase by the Investor as provided herein of shares of common stock, par value $0.01 per share, of Georgia (the “Common Stock”).
          NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:
ARTICLE I
ISSUANCE AND SALE OF SECURITIES
          1.1 Issuance and sale of Shares. Subject to the terms and conditions of this Agreement, on the Investment Closing Date, Georgia shall issue, sell and deliver to (i) the THL Investors, and the THL Investors shall purchase from Georgia, 12,861,736 shares (the “THL Fixed Number”) of Common Stock (the “THL Shares”), free and clear of all Liens, for an aggregate purchase price of $199,999,994.80 in cash to be paid in full by the THL Investors to Georgia (the “THL Purchase Price”) and (ii) the FNF Investor, and the FNF Investor shall purchase from Georgia, 3,215,434 shares (the “FNF Fixed Number”) of Common Stock (the “FNF Shares” and together with the THL Shares, the “Shares”), free and clear of all Liens, for an aggregate purchase price of $49,999,998.70 in cash to be paid in full by the FNF Investor to Georgia (the “FNF Purchase Price”). The number of Shares to be purchased by each THL Investor and the THL Purchase Price thereof is as set forth on Schedule 1.

          1.2 Closing. The consummation of the transactions contemplated hereby (the “Investment Closing”) shall take place, subject to the satisfaction or waiver of all conditions to the Investment Closing set forth in Sections 1.3 and 1.4 hereof, as applicable, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York City, on the first date on which all conditions set forth in Section 1.3 and 1.4 hereof have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Investment Closing, which must be satisfied or waived at the Investment Closing). The date on which the Investment Closing occurs is the “Investment Closing Date” and the time at which the Investment Closing occurs is the “Investment Closing Time”.
          1.3 Conditions Precedent to the Investors’ Obligations. The obligation of the Investors to consummate the transactions contemplated hereby on the Investment Closing Date is subject to the satisfaction or waiver by the Investors of each of the following conditions:
          (a) No Injunction or Restraints; Illegality. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the Investments.
          (b) HSR Act. Any waiting period applicable to the Investments under the HSR Act shall have expired or been earlier terminated.
          (c) Shareholder Approval. (i) the Georgia Shareholder THL Investment Approval shall have been obtained; and (ii) the Georgia Shareholder FNF Investment Approval shall have been obtained.
          (d) Effectiveness of the Merger. The Merger shall have been consummated or shall be consummated substantially simultaneously with the Investment Closing without any modification to the amount or type of Merger Consideration (as defined and expressed in the Merger Agreement provided to the Investors on the date hereof) and otherwise on substantially the same terms as those contained in the Merger Agreement (including exhibits and schedules thereto) provided to the Investors on the date hereof (provided that any immaterial modifications or immaterial amendments to provisions of such Merger Agreement, except for those affecting the Merger Consideration, shall not require the advance consent of the Investors).
          (e) Reserved.
          (f) Accuracy of Representations and Warranties. The representations and warranties of Georgia set forth in Article II of this Agreement shall be true and correct as of the date of this Agreement and as of the Investment Closing Date as though made on and as of the Investment Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); provided, however, that no representation or warranty of Georgia shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Georgia, has had or would reasonably be expected to result in a Material Adverse Effect on Georgia or the combined company following the Effective Time; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms ‘material,’ ‘materially,’ ‘in all material respects,’ ‘Material Adverse Effect’ or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Investors shall have received a certificate signed on behalf of Georgia by the Chief Executive Officer or the Chief Financial Officer of Georgia to the foregoing effect.
          (g) Performance of Covenants. Georgia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Investment Closing Date, and the Investors shall have received a certificate signed on behalf of Georgia by the Chief Executive Officer or the Chief Financial Officer of Georgia to such effect.
          (h) Simultaneous Closings. The acquisition of the FNF Shares by the FNF Investor and the acquisition of the THL Shares by the THL Investor shall occur simultaneously.
          (i) Reserved.
          (j) Transaction Fee. (i) Solely in the case of the THL Investors, Georgia shall have paid THL Managers V, LLC the transaction fee (the “THL Transaction Fee”) set forth in the THL Fee Letter attached hereto as Exhibit C-1 (the “THL Fee Letter”) in immediately available funds by wire transfer to an account to be designated by the THL Investors prior to the Investment Closing Date; and (ii) solely in the case of the FNF Investor, Georgia shall have paid the FNF Investor the transaction fee (the “FNF Transaction Fee”) set forth in the FNF Fee Letter attached hereto as Exhibit C-2 (the “FNF Fee Letter”) in immediately available funds by wire transfer to an account to be designated by FNF prior to the Investment Closing Date
          (k) NYSE Listing. The shares of Common Stock to be issued to the Investors shall have been authorized for listing on the NYSE, subject to official notice of issuance.
          (l) Closing Deliverables. Georgia shall have delivered to the Investors:
(i)	one or more validly issued stock certificates to each Investor representing the Shares, duly executed by the appropriate officers of Georgia, pursuant to Section 1.2(b);

(ii)	a certified copy of the Articles of Incorporation of Georgia, certified by the Secretary of State of Georgia, as of a date no earlier than ten (10) days prior to the Investment Closing;

(iii)	a copy of the Certificate of Merger of Wisconsin with and into Merger Sub as filed with the Secretary of States of Wisconsin and Delaware;

(iv)	a certificate of good standing of Georgia issued by the Secretary of State of Georgia;

(v)	the certificates referenced in Sections 1.3(f) and (g);

(vi)	copies of all closing deliverables contemplated by the Merger in Article VII of the Merger Agreement;

(vii)	solely in the case of the THL Investors, an executed Management Rights Letter to each of the THL Investors; and

(viii)	executed versions of each of the other Transaction Documents to which it is a party.
          1.4 Conditions Precedent to Georgia’s Obligations. The obligation of Georgia to consummate the transactions contemplated hereby on the Investment Closing Date is subject to the satisfaction or waiver by Georgia of each of the following conditions:
          (a) No Injunction or Restraints; Illegality. No judgment, order, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the Investments.
          (b) HSR Act. Any waiting period applicable to the Investments under the HSR Act shall have expired or been earlier terminated.
          (c) Shareholder Approval. (i) the Georgia Shareholder THL Investment Approval shall have been obtained; and (ii) the Georgia Shareholder FNF Investment Approval shall have been obtained.
          (d) Effectiveness of the Merger. The Merger shall have been consummated or shall be consummated substantially simultaneously with the Investment Closing.
          (e) Accuracy of Representations and Warranties. The representations and warranties of the Investors set forth in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the Investment Closing Date as though made on and as of the Investment Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date); provided, however, that no representation or warranty of the Investors shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Investors, has had or would reasonably be expected to result in a material adverse effect on such Investor’s ability to consummate the transactions contemplated by this Agreement; provided, further, that for purposes of determining whether a representation or warranty is true and correct, any qualification or exception for, or reference to, materiality (including the terms ‘material,’ ‘materially,’ ‘in all material respects,’ ‘Material Adverse Effect’ or similar terms or phrases) in any such representation or warranty shall be disregarded; and Georgia shall have received a certificate signed by each Investor to the foregoing effect.

          (f) Performance of Covenants. Each Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Investment Closing Date, and Georgia shall have received a certificate signed on behalf of each Investor to such effect.
          (g) Purchase Price. (i) Solely with respect to the THL Investment, Georgia shall have received from the THL Investors, in full payment for the Shares to be sold to the THL Investors on such date pursuant to Section 1.1 hereof, an amount equal to the THL Purchase Price, in immediately available funds by wire transfer to an account to be designated by Georgia prior to the Investment Closing Date; and (ii) solely with respect to the FNF Investment, Georgia shall have received from the FNF Investor, in full payment for the Shares to be sold to the FNF Investor on such date pursuant to Section 1.1 hereof, an amount equal to the FNF Purchase Price, in immediately available funds by wire transfer to an account to be designated by Georgia prior to the Investment Closing Date;
          (h) Closing Deliverables. Each Investor shall have delivered to Georgia:
(i)	the certificates referenced in Sections 1.4(e) and (f); and

(ii)	executed versions of each of the Transaction Documents to which it is a party.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF GEORGIA
          Except (i) as disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the SEC by either Georgia or Wisconsin (collectively, the “Merger Parties”) and publicly available prior to the date of this Agreement or in the Madison Reports (excluding, in each case, any disclosures set forth in any risk factor section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature), or (ii) as disclosed in a correspondingly numbered section of the disclosure schedule (the “Disclosure Schedule”) delivered by Georgia to the Investors prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Georgia’s covenants contained herein; provided, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item is required to be disclosed therein or represents a material exception or material fact, event or circumstance or that such item has had or is reasonably likely to have a Material Adverse Effect on a Merger Party; provided, further, that the disclosure of any item in any section of the Disclosure Schedule shall be deemed disclosed with respect to any other section of the Disclosure Schedule to which such item is relevant, whether or not a specific cross reference appears, so long as the relevance is reasonably apparent from the face of such disclosure), Georgia hereby represents and warrants to the Investors as follows:

          2.1 Corporate Organization. (a) Georgia is a corporation duly organized, validly existing under the Laws of the State of Georgia and in good standing with the Secretary of State of the State of Georgia. Wisconsin is a corporation duly organized, validly existing and in active status under the Laws of the State of Wisconsin. Each of Georgia and Wisconsin has the corporate power and authority to own or lease all of its properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power and authority or to be so licensed and qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Georgia or Wisconsin, as the case may be.
          (b) True and complete copies of the Georgia Articles, Georgia Bylaws, Wisconsin Articles and Wisconsin By-laws, as in effect as of the date of this Agreement, have previously been made available to the Investors.
          (c) Each Subsidiary of the Merger Parties (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing (where such concept is recognized) in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate or similar power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) — (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the applicable Merger Party. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Georgia or Wisconsin, as the case may be, a material adverse effect on (A) the business, assets, properties, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in GAAP (or any interpretation thereof) generally applicable to companies engaged in the industries in which Wisconsin and Georgia operate, (2) changes, after the date hereof, in Laws of general applicability or interpretations or enforcement thereof by Governmental Entities, (3) actions or omissions of Georgia, on the one hand, or Wisconsin, on the other hand, taken with the prior written consent of the other and the Investors, if applicable under Section 4.1 hereunder, or expressly required under the Merger Agreement or hereunder, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners, (4) changes, after the date hereof, in general economic or market conditions (including conditions of the securities and credit markets) generally affecting companies engaged in the industries in which Wisconsin and Georgia operate, except to the extent that such changes have a disproportionate adverse effect on such party relative to other participants in the same industries, (5) the execution or public disclosure of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including the directly attributable impact thereof on relationships (contractual or otherwise) with customers, suppliers, vendors, lenders, employees, investors or venture partners, (6) acts of war, armed hostilities or terrorism or any escalation or worsening thereof, except to the extent that such events have a disproportionate adverse effect on such party relative to other participants in the industries in which Wisconsin and Georgia operate, (7) changes in the price or trading volume of the stock of

Wisconsin or Georgia, as applicable, in and of itself (provided that events, circumstances and conditions underlying any such change may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (8) any failure by Wisconsin or Georgia, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that events, circumstances and conditions underlying any such failure may nonetheless be considered in determining whether a Material Adverse Effect has occurred), or (B) the ability of such party to timely consummate the transactions contemplated by this Agreement or the Merger Agreement.
          2.2 Capitalization. (a) The authorized capital stock of Georgia consists of 600,000,000 shares of Georgia Common Stock, of which, as of March 26, 2009, 191,155,993 shares were issued and outstanding, and 200,000,000 shares of Georgia Preferred Stock, of which, as of the date hereof, no shares were issued and outstanding. As of March 26, 2009, 9,003,215 shares of Georgia Common Stock were held in Georgia’s treasury. As of the date hereof, no shares of Georgia Common Stock or Georgia Preferred Stock were reserved for issuance, except for under the Georgia Stock Plans and the Georgia ESPP. As of March 12, 2009, (i) 25,457,641 Georgia Stock Options were outstanding pursuant to the Georgia Stock Plans or otherwise, (ii) 980,180 Georgia Restricted Shares were outstanding pursuant to the Georgia Stock Plans or otherwise and (iii) 47,819 Georgia Stock Units were outstanding and unsettled pursuant to the Georgia Stock Plans or otherwise. All of the issued and outstanding shares of Georgia Common Stock have been, and all shares of Georgia Common Stock that may be issued pursuant to the Georgia Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to the Merger Agreement and the Georgia Stock Plans, Georgia does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Georgia Common Stock or any other equity securities of Georgia or Merger Sub or any securities representing the right to purchase or otherwise receive any shares of Georgia Common Stock. Since March 12, 2009 through the date hereof, Georgia has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Georgia Stock Plans or otherwise.
          (b) The authorized capital stock of Wisconsin consists of 200,000,000 shares of Wisconsin Common Stock, of which, as of March 26, 2009, 119,834,772 shares were issued and outstanding, 100,000,000 shares of Class A common stock, par value $0.01 per share, of which, as of the date hereof, no shares were issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which, as of the date hereof, no shares were issued and outstanding. As of March 26, 2009, 44,725 shares of Wisconsin Common Stock were held in Wisconsin’s treasury. As of the date hereof, no shares of Wisconsin Common Stock were reserved for issuance except for under the Wisconsin Stock Plans, the ESPP, and the Wisconsin Stock Purchase Right Agreement. As of March 12, 2009 (i) 10,782,977 Wisconsin Stock Options to acquire shares of Wisconsin Common Stock were outstanding pursuant to the Wisconsin Stock Plans or otherwise, (ii) 481,168 Wisconsin Restricted Shares were outstanding pursuant to the Wisconsin Stock Plans or otherwise, (iii) 206,999 Wisconsin Performance Shares (at target) were outstanding pursuant to the Wisconsin Stock Plans or otherwise, (iv) 44,341 Wisconsin Stock Units were outstanding and unsettled pursuant to the Wisconsin Stock

Plans or otherwise, and (v) rights to acquire up to 2,302,356 shares of Common Stock were outstanding pursuant to the Wisconsin Stock Purchase Right Agreement. All of the issued and outstanding shares of Wisconsin Common Stock have been, and all shares of Wisconsin Common Stock that may be issued upon the exercise of the Wisconsin Stock Options, the vesting of Wisconsin Restricted Shares, the settlement of outstanding Wisconsin Performance Shares, the settlement of Wisconsin Stock Units or pursuant to the Wisconsin Stock Purchase Right Agreement will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (except as provided pursuant to the terms of the Wisconsin Stock Purchase Right Agreement and the Wisconsin Shareholders Agreement), with no personal liability attaching to the ownership thereof. Except pursuant to the Merger Agreement, the Wisconsin Stock Plans, the Wisconsin Stock Purchase Right Agreement, the Wisconsin Shareholders Agreement, the Wisconsin Directors Deferred Compensation Plan and the Wisconsin Executive Deferred Compensation Plan, Wisconsin does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Wisconsin Common Stock or any other equity securities of Wisconsin or any securities representing the right to purchase or otherwise receive any shares of Wisconsin Common Stock. Since March 12, 2009 through the date hereof, other than pursuant to the terms of the ESPP, Wisconsin has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Wisconsin Stock Plans or otherwise.
          (c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of each Merger Party are owned by such Merger Party, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary. No Georgia Subsidiary owns any Georgia Common Stock or other equity interest in Georgia. No Wisconsin Subsidiary owns any Wisconsin Common Stock or other equity interest in Wisconsin.
          2.3 Authority; No Violation. (a) Georgia has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions by Georgia contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Georgia. The Board of Directors of Georgia has determined that this Agreement and the transactions contemplated hereby are in the best interests of Georgia and its shareholders and has directed that the issuance of Georgia Common Stock in connection with each of the Investments be submitted to Georgia’s shareholders for approval at a duly held meeting of such shareholders and, except for the approval of such issuance by the affirmative vote of a majority of votes cast on such proposal at such meeting, provided that the total votes cast on such proposal represent a majority of the votes entitled to be cast on such proposal (with respect to the THL Investment, the “Georgia

Shareholder THL Investment Approval”, and with respect to the FNF Investment, the “Georgia Shareholder FNF Investment Approval”, collectively the “Georgia Shareholder Investment Approvals”), no other corporate proceedings on the part of Georgia are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Georgia and (assuming due authorization, execution and delivery by the Investors) constitutes the valid and binding obligation of Georgia, enforceable against Georgia in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).
          (b) Neither the execution and delivery of this Agreement by Georgia nor the consummation by Georgia of the transactions contemplated hereby, nor compliance by Georgia with any of the terms or provisions of this Agreement, will (i) assuming the Georgia Shareholder Investment Approvals are obtained, violate any provision of the Georgia Articles or the Georgia Bylaws or any equivalent organizational documents of any Georgia Subsidiary or (ii) assuming that the consents, approvals and filings referred to in Sections 1.3 and 1.4 shall have been duly obtained and/or made prior to the Investment Closing Time and any waiting period required thereunder shall have been terminated or expired prior to the Investment Closing Time, (A) violate any Law or Order applicable to Georgia, any Georgia Subsidiary or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Georgia or any Georgia Subsidiary under, any of the terms, conditions or provisions of any Contract to which Georgia or any Georgia Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Georgia.
          2.4 Consents and Approvals. Except for (i) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4, and such reports under Sections 12, 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and obtaining from the SEC such orders as may be required in connection therewith, (ii) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (iii) such filings and approvals as are required to be made or obtained under the Securities Act and the securities or “Blue sky” Laws of various states in connection with the issuance of the shares of Georgia Common Stock pursuant to this Agreement, and approval of the listing of such Georgia Common Stock on the NYSE, (iv) such filings, consents and approvals of Governmental Entities as may be set forth on Section 2.4 of the Disclosure Schedule, (v) the Georgia Shareholder Investment Approvals, (iv) filings, if any, required as a result of the particular status of any Investor, (vi) such filings or notices required under the rules and regulations of the NYSE, and (vii) such other consents, approvals, filings or registrations the failure of which to be made or obtained, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Georgia, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Georgia of this Agreement and (B) the consummation by Georgia of the Investments and the other transactions contemplated by this Agreement.
          2.5 Reports. Since January 1, 2007, in the case of Georgia, and since May 22, 2007, in the case of Wisconsin, each of the Merger Parties has timely filed all forms, documents, statements and reports required to be filed by it with the SEC under the Securities Act or the Exchange Act prior to the date hereof. As of the respective dates above, or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseded filing prior to the date hereof, the Georgia Reports and Wisconsin Reports complied, and each of the Georgia Reports and Wisconsin Reports filed subsequent to the date of this Agreement will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. No Subsidiary of either Merger Party is subject to the periodic reporting requirements of the Exchange Act. As of the time of filing with the SEC, none of the Georgia Reports or Wisconsin Reports so filed or that will be filed subsequent to the date of this Agreement contained or will contain, as the case may be, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Georgia Report or Wisconsin Report has been amended or superseded by a later Georgia Report or Wisconsin Report, respectively, filed prior to the date hereof. Georgia and Wisconsin have made available to the Investors correct and complete copies of all material correspondence with the SEC since January 1, 2007 (in the case of Georgia) and May 22, 2007 (in the case of Wisconsin) and prior to the date hereof. To the Knowledge of Georgia or Wisconsin, as applicable, as of the date hereof, none of the Georgia Reports or Wisconsin Reports is the subject of any ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.
          2.6 Financial Statements. (a) Georgia has previously made available to the Investors copies of the consolidated balance sheet of Georgia and the Georgia Subsidiaries as of December 31, 2007 and 2008, and the related combined and consolidated statements of earnings, comprehensive earnings, shareholder’s equity and cash flows for the years then ended as reported in the Georgia 2008 10-K filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Georgia for the years ended December 31, 2006, 2007 and 2008. The December 31, 2008 consolidated balance sheet of Georgia (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Georgia and the Georgia Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 2.6(a) (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders’ equity and consolidated financial position of Georgia and the Georgia Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past practice in the case of unaudited financial statements, which adjustments, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Georgia; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
          (b) Wisconsin has previously made available to the Investors copies of the consolidated balance sheets of Wisconsin and the Wisconsin Subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008 as reported in the Wisconsin 2008 10-K filed with the SEC under the Exchange Act, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to Wisconsin for the years ended December 31, 2006, 2007 and 2008. The December 31, 2008 consolidated balance sheet of Wisconsin (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Wisconsin and the Wisconsin Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 2.6(b) (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of Wisconsin and the Wisconsin Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past practice in the case of unaudited financial statements, which adjustments, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Wisconsin; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
          2.7 Broker’s Fees. Neither Georgia nor any Georgia Subsidiary, nor Wisconsin nor any Wisconsin Subsidiary, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Investments or related transactions contemplated by this Agreement other than (a) in the case of Georgia, Banc of America Securities and Goldman, Sachs & Co., and (b) in the case of Wisconsin, Barclays Capital Inc., all of the fees and expenses of which shall be the sole responsibility of Georgia and/or Wisconsin, as applicable.
          2.8 Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or in connection with the Merger Agreement or as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the Georgia Reports and Wisconsin Reports filed prior to the date of this Agreement, since December 31, 2008 through the date hereof, (i) each Merger Party and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:
          (a) any Material Adverse Effect with respect to either Merger Party;
          (b) (i) any issuance or awards of Georgia Stock Options, Georgia Restricted Shares, Georgia Stock Units or other equity-based awards in respect of Georgia Common Stock to any director, officer or employee of Georgia or any of the Georgia Subsidiaries or (ii) any

issuance or awards of Wisconsin Stock Options, Wisconsin Restricted Shares, Wisconsin Stock Units or other equity-based awards in respect of Wisconsin Common Stock to any director, officer or employee of Wisconsin or any of the Wisconsin Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice;
          (c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Georgia’s capital stock or Wisconsin’s capital stock;
          (d) except as required by the terms of any Georgia Benefit Plans or Wisconsin Benefit Plans or by applicable Law, (i) any granting by either Merger Party or any of its Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, except for any such increases to employees who are not current directors or executive officers in the ordinary course of business consistent with past practice, (ii) any granting by either Merger Party or any of its Subsidiaries to any current or former director or executive officer of any increase in severance or termination pay, (iii) any entry by either Merger Party or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or executive officer or (iv) any establishment, adoption, entry into, amendment or modification of any Georgia Benefit Plan or Wisconsin Benefit Plan;
          (e) any change in any material respect in accounting methods, principles or practices by either Merger Party affecting its respective assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles;
          (f) any material Tax election or change in or revocation of any material Tax election, material amendment to any Tax return, closing agreement with respect to a material amount of Taxes, or settlement or compromise of any material income Tax liability by either Merger Party or any of their respective Subsidiaries;
          (g) any material change in its investment or risk management or other similar policies; or
          (h) any agreement or commitment (contingent or otherwise) to do any of the foregoing.
          2.9 Legal Proceedings. (a) There are no (i) Actions pending (or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened) against or affecting such Merger Party or any of its Subsidiaries, or any of their respective properties, at law or in equity, as applicable or (ii) Orders against a Merger Party or any of its Subsidiaries, in the case of each of clause (i) or (ii), which would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on such Merger Party. As of the date hereof, there is no Action pending against (or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened against) such Merger Party that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Investments or the Merger.

          (b) Neither Merger Party nor its Subsidiaries is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or has been since January 1, 2006, a recipient of any supervisory letter from, or has been ordered to pay any material civil money penalty by, or since January 1, 2006, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, in each case that currently restricts in any material respect the conduct of its business, nor has either Merger Party or its Subsidiaries been advised since January 1, 2006, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Georgia Regulatory Agreement or Wisconsin Regulatory Agreement, as applicable.
          2.10 Taxes and Tax Returns. (a) Each of Georgia and the Georgia Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by United States federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Georgia’s most recent consolidated financial statements. Georgia and each Georgia Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Georgia nor any Georgia Subsidiary has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. The United States federal income Tax Returns of Georgia and the Georgia Subsidiaries have been examined by the IRS for all years to and including 2007. All assessments for Taxes of Georgia or any Georgia Subsidiary due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for material Taxes upon Georgia or any Georgia Subsidiary. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Georgia or any Georgia Subsidiary. Neither Georgia nor any Georgia Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Georgia and the Georgia Subsidiaries and compensation agreements with Tax indemnification provisions that are in the range of ordinary practice for such agreements). Neither Georgia nor any Georgia Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was Georgia) or (B) has any material liability for the Taxes of any Person (other than Georgia or any Georgia Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither Georgia nor any Georgia Subsidiary has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Georgia nor any Georgia Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding. Neither Georgia nor any Georgia Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Georgia is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (b) Each of Wisconsin and the Wisconsin Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by United States federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Wisconsin’s most recent consolidated financial statements. Wisconsin and each Wisconsin Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither Wisconsin nor any Wisconsin Subsidiary has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. All assessments for Taxes of Wisconsin or any Wisconsin Subsidiary due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for material Taxes upon Wisconsin or any Wisconsin Subsidiary. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Wisconsin or any Wisconsin Subsidiary. Neither Wisconsin nor any Wisconsin Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Wisconsin and the Wisconsin Subsidiaries and compensation agreements with Tax indemnification provisions that are in the range of ordinary practice for such agreements). Neither Wisconsin nor any Wisconsin Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was Wisconsin) or (B) has any material liability for the Taxes of any Person (other than Wisconsin or any Wisconsin Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither Wisconsin nor any Wisconsin Subsidiary has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Wisconsin nor any Wisconsin Subsidiary has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding. Neither Wisconsin nor any Wisconsin Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Wisconsin is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          2.11 Employee Benefits.
          (a) Section 2.11(a) of the Disclosure Schedule includes a true and complete list of all Georgia Benefit Plans and all material Georgia Employment Agreements, and (ii) a true and complete list of all Wisconsin Benefit Plans and all material Wisconsin Employment Agreements.
          (b) With respect to each Georgia Plan and Wisconsin Plan, Georgia or Wisconsin has delivered or made available to the Investors a true, correct and complete copy of: (i) each writing constituting a part of such Georgia Plan and Wisconsin Plan, including all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. The Merger Parties have delivered or made available to the Investors a true, correct and complete copy of each material Georgia Employment Agreement and Wisconsin Employment Agreement.
          (c) All contributions required to be made to any Georgia Plan or Wisconsin Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Georgia Plan or Wisconsin Plan, as applicable, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the financial statements to the extent required by GAAP. Each Georgia Benefit Plan and Wisconsin Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.
          (d) With respect to each Georgia Plan and Wisconsin Plan, the applicable Merger Party and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws applicable to such Georgia Plans or Wisconsin Plans, as applicable. Each Georgia Plan and Wisconsin Plan has been administered in all material respects in accordance with its terms. To the Knowledge of Georgia or Wisconsin, as applicable, there is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Georgia Plan or Wisconsin Plan, as applicable, or the imposition of any material lien on the assets of either Merger Party or any of its Subsidiaries under ERISA or the Code. Section 2.11(d) of the Disclosure Schedule identifies (i) each Georgia Qualified Plan, and (ii) each Wisconsin Qualified Plans. Each Georgia Qualified Plan and Wisconsin Qualified Plan (A)(i) has received a favorable determination letter from the IRS with respect to such qualification or (ii) is a standardized prototype plan that is the subject of a favorable opinion letter from the IRS on which Georgia or Wisconsin, as applicable, is entitled to rely, and (B) unless clause (A)(ii) applies, has been submitted to the IRS for a determination letter within the applicable remedial amendment period under Section 401(b) of the Code or has a remedial amendment period that has not yet expired, and, to the Knowledge of Georgia or Wisconsin, as applicable, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Georgia Qualified Plan or Wisconsin Qualified Plan, as applicable, or the tax-exempt status of its related trust. Section 2.11(d) of the Disclosure Schedule identifies each trust funding any Georgia Plan or Wisconsin Plan, respectively, which is intended to meet the requirements of Section 501(c)(9) of the Code, and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)). None of the Merger Parties and their respective Subsidiaries nor, to the Knowledge of Georgia or Wisconsin, as applicable, any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Georgia Plans or Wisconsin Plans or their related trusts, such Merger Party, any Subsidiary of such Merger Party or, to the Knowledge of Georgia or Wisconsin, as applicable, any Person that such Merger Party or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
          (e) With respect to each Georgia Plan and Wisconsin Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such Georgia Plan or Wisconsin Plan equals or exceeds the actuarial present value of all accrued benefits under such Georgia Plan or Wisconsin Plan (whether or not vested) based on the assumptions used in the latest annual actuarial report for such plan; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the PBGC have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by either Merger Party or any of its Subsidiaries or any of their respective ERISA Affiliates; and (E) to the Knowledge of Georgia or Wisconsin, as applicable, the PBGC has not instituted proceedings to terminate any such Georgia Plan or Wisconsin Plan and, to the Knowledge of Georgia or Wisconsin, as applicable, no condition exists which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Georgia Plan or Wisconsin Plan.
          (f) (i) No Georgia Benefit Plan or Wisconsin Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (ii) none of the Merger Parties and their respective Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Merger Parties and their respective Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. To the Knowledge of Georgia or Wisconsin, as applicable, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of such Merger Party or any Subsidiary of a Merger Party following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Georgia Benefit Plans or Wisconsin Benefit Plans, as applicable. Without limiting the generality of the foregoing, neither Merger Party nor any Subsidiary of a Merger Party, nor, to the Knowledge of Georgia or Wisconsin, as

applicable, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
          (g) Except as disclosed on Section 2.11(g) of the Disclosure Schedule, the Merger Parties and their Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Merger Parties and their Subsidiaries.
          (h) Except as disclosed on Section 2.11(h) of the Disclosure Schedule, neither the execution nor the delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated by this Agreement or the Merger Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of either Merger Party or any Subsidiary of either Merger Party, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.
          (i) Each Georgia Benefit Plan and Wisconsin Benefit Plan and each Georgia Employment Agreement and Wisconsin Employment Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been established and maintained in all material respects in accordance with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.
          (j) No labor organization or group of employees of either Merger Party or any Subsidiary of a Merger Party has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Merger Parties and their respective Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.
          2.12 Compliance with Law; Permits. (a)  Each Merger Party and its Subsidiaries is, and at all times since the later of January 1, 2006 or its respective date of formation or organization has been, in material compliance with all applicable Laws and is not in material default under or in violation of any applicable Laws.
          (b) Each Merger Party and its Subsidiaries are in possession of all material Permits necessary for each Merger Party and its Subsidiaries, as applicable, to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted. All Georgia Permits and Wisconsin Permits are in full force and effect. The Merger

Parties and their respective Subsidiaries are not, and since January 1, 2006 have not been, in material violation or breach of, or default under, any Georgia Permit or Wisconsin Permit, as applicable.
          (c) This Section 2.12 does not relate to matters with respect to Taxes and Tax Returns (which are the subject of Section 2.10) and Employee Benefits (which are the subject of Section 2.11)
          2.13 Certain Contracts. (a)  Except as set forth in the exhibit index to the Georgia 2008 10-K or the Wisconsin 2008 10-K or as permitted pursuant to Section 5.2 of the Merger Agreement or as set forth on Section 2.13 of the Disclosure Schedule, neither Georgia nor Wisconsin nor any of their respective Subsidiaries is a party to or bound by any Georgia Material Contract or Wisconsin Material Contract, as applicable.
          (b) Each Georgia Material Contract and Wisconsin Material Contract is valid and binding on Georgia and Wisconsin, as the case may be, (or, to the extent a Subsidiary of such Merger Party is a party, such Subsidiary) and, to the Knowledge of Georgia or Wisconsin, as applicable, any other party thereto and is in full force and effect and enforceable against the applicable Merger Party or its Subsidiary (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Neither Merger Party nor any of its Subsidiaries is in material breach or default under any Georgia Material Contract or Wisconsin Material Contract, as applicable. Neither Merger Party nor any of its Subsidiaries has received notice of any material violation or default under any Georgia Material Contract or Wisconsin Material Contract, as applicable, by any other party thereto.
          2.14 Undisclosed Liabilities. Neither Merger Party nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) liabilities that are reflected or reserved against on the consolidated balance sheet of Georgia included in the most recent Georgia Form 10-K filed with the SEC (including any notes thereto), (ii) liabilities that are reflected or reserved against on the consolidated balance sheet of Wisconsin included in the most recent Wisconsin Form 10-K filed with the SEC (including any notes thereto), (iii) liabilities incurred in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby or thereby, (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008, and (v) liabilities that have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Georgia or Wisconsin, as applicable.
          2.15 Environmental Liability. Except for matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the applicable Merger Party, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Georgia or Wisconsin, as applicable, of any liability or obligation under Environmental Laws, or pending or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened against such Merger Party; (ii) neither Merger Party is subject to any Order or party to any agreement, order, judgment, decree, letter or memorandum by or with any third party imposing any liability or obligation under any Environmental Laws; (iii) each of the Merger Parties have complied and is in compliance with all Environmental Laws, including obtaining and complying with all Permits that may be required pursuant to Environmental Laws; and (iv) neither of the Merger Parties has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to any hazardous substance or waste, or owned or operated any property or facility contaminated by any hazardous substance or waste so as to give rise to any current or future liabilities under Environmental Laws.
          2.16 Real Property.
          (a) Each of Georgia and Wisconsin (or their respective Subsidiaries) has good title free and clear of all Liens to all Georgia Owned Properties and Wisconsin Owned Properties, as applicable, except for Liens that do not materially detract from the present use of such real property.
          (b) A true and complete copy of each Georgia Lease and Wisconsin Lease has heretofore been made available to the Investors. Each Georgia Lease and Wisconsin Lease is valid, binding and enforceable against the Merger Party or Subsidiary of a Merger Party that is party thereto, in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Georgia or Wisconsin, as applicable. There are no defaults by either Merger Party or any of its Subsidiaries under any of the Georgia Leases or Wisconsin Leases, as applicable, which, in the aggregate, would result in the termination of such Georgia Leases and a Material Adverse Effect on Georgia or the termination of such Wisconsin Leases and a Material Adverse Effect on Wisconsin, as applicable. The consummation of the transactions contemplated by this Agreement or the Merger Agreement will not cause defaults under the Georgia Leases or Wisconsin Leases, except for any such default which would not individually or in the aggregate, have a Material Adverse Effect on Georgia and the Georgia Subsidiaries taken as a whole or Wisconsin and the Wisconsin Subsidiaries taken as a whole, as applicable.
          (c) The Georgia Owned Properties and the Georgia Leased Properties and the Wisconsin Owned Properties and the Wisconsin Leased Properties constitute all of the real estate on which the Merger Parties and their respective Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Georgia and its Subsidiaries taken as a whole or Wisconsin and its Subsidiaries taken as a whole, as applicable.
          (d) A true and complete copy of each Third Party Georgia Lease and Third Party Wisconsin Lease has heretofore been made available to the Investors. Each Third Party Georgia Lease and Third Party Wisconsin Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Georgia or Wisconsin, as applicable. There are no existing defaults by the tenant under any Third Party Georgia Lease or Third Party Wisconsin Lease which, in the aggregate, would result in the termination of such Third Party Georgia Leases or Third Party Wisconsin Lease except for any such default which would not reasonably be expected to result in a Material Adverse Effect on Georgia and its Subsidiaries taken as a whole or Wisconsin and its Subsidiaries taken as a whole, as applicable.
          2.17 Internal Controls. (a) None of the Merger Parties or their Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Each Merger Party and its Subsidiaries has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
          (b) Each Merger Party (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Georgia (including the Georgia Subsidiaries) or Wisconsin (including the Wisconsin Subsidiaries), as applicable, is made known to the chief executive officer and the chief financial officer of Georgia or Wisconsin, as applicable, by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to each Merger Party’s outside auditors and the Audit Committee of the Board of Directors of Georgia or Wisconsin, as applicable, (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect such Merger Party’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in such Merger Party’s internal controls over financial reporting. These disclosures were made in writing by management to each Merger Party’s auditors and the Audit Committee of the Board of Directors of Georgia or Wisconsin, as applicable. As of the date hereof, to the Knowledge of Georgia or Wisconsin, as applicable, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
          (c) Since December 31, 2005 through the date hereof, (i) neither Merger Party nor any of its respective Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of such Merger Party or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that such Merger Party or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing either Merger Party or any of its Subsidiaries, whether or not employed by such Merger Party or its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by such Merger Party or any of its officers, directors, employees or agents to the Board of Directors of such Merger Party or any committee thereof or to any director or officer of such Merger Party.
          2.18 Intellectual Property.
          (a) Section 2.18(a) of the Disclosure Schedule sets forth a true and complete list of all the following that are owned by either Merger Party or their respective Subsidiaries, indicating for each item if applicable, the registration or application number, the record owner and the applicable filing jurisdiction: (i) material patented or registered Intellectual Property and (ii) pending patent applications or applications for registration of other material Intellectual Property.
          (b) Either Georgia or a Georgia Subsidiary, or Wisconsin or a Wisconsin Subsidiary, as applicable, owns all right, title and interest in and to, or is licensed or otherwise possesses adequate rights to use, all Georgia IP or Wisconsin IP free and clear of any Liens (other than, for the avoidance of doubt, obligations to pay royalties or other amounts due under any licenses of Intellectual Property), and all such rights shall survive the consummation of the transactions contemplated in this Agreement and the Merger Agreement on substantially similar terms as such rights existed prior to Closing. There are no pending or, to the Knowledge of Georgia or Wisconsin, as applicable, there have not been threatened within the past two years any, claims by any Person alleging infringement, misappropriation or other violation by such Merger Party or any of its Subsidiaries of any other Person’s Intellectual Property that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Georgia or Wisconsin, as applicable. To the Knowledge of Georgia or Wisconsin, as applicable, the conduct of the business of Georgia and the Georgia Subsidiaries and Wisconsin and the Wisconsin Subsidiaries, as applicable, and use of the Georgia IP and Wisconsin IP does not misappropriate, infringe or otherwise violate in any material respect any Intellectual Property of any other Person. Neither Merger Party nor any of their respective Subsidiaries has filed any claim for misappropriation, infringement or other violation by another Person of its rights in or to any of the Georgia IP or Wisconsin IP, as applicable, within the past twenty-four (24) months. To the Knowledge of Georgia or Wisconsin, as applicable, no Person is misappropriating, infringing or otherwise violating any material Georgia IP or Wisconsin IP. To the Knowledge of Georgia, the Georgia IP and the Wisconsin IP are valid and enforceable.
          (c) Each Georgia IP Contract and Wisconsin IP Contract is valid and binding on the Merger Party or Merger Party Subsidiary party thereto and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). Neither Merger Party nor any of its Subsidiaries nor, to the Knowledge of Georgia or Wisconsin, as applicable, any other party, is in material breach or default under any such Georgia IP Contract or Wisconsin IP Contract. No party to any Georgia IP Contract or Wisconsin IP Contract has given the Merger Party or Merger Party Subsidiary party thereto written notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any Georgia IP Contract or

Wisconsin IP Contract. The transactions contemplated by this Agreement or the Merger Agreement will not place either Merger Party or any of its Subsidiaries in material breach or default of any Georgia IP Contract or Wisconsin IP Contract, as applicable, or trigger any material modification, termination or acceleration or cause any additional fees to be due thereunder.
          (d) Each Merger Party and its Subsidiaries (i) take reasonable actions to protect, maintain and preserve the (A) operation and security of the Georgia IT Assets or Wisconsin IT Assets, as applicable, (B) confidentiality of data, information, and Trade Secrets owned, held or used by such Merger Party or its Subsidiaries, and (C) Intellectual Property material to their respective businesses (including by having and enforcing a policy that prior and current employees, consultants and agents with access to Trade Secrets, execute non-disclosure and invention assignment agreements for the benefit of such Merger Party and/or its Subsidiaries), (ii) abide by all Laws regarding the collection, use, transfer and disclosure of personally identifiable and other confidential information, including customer and client information, and (iii) are not subject to any pending or, to the Knowledge of Georgia or Wisconsin, as applicable, threatened claim that alleges a material breach of any of the foregoing or inquiry by any Governmental Entity regarding the foregoing.
          (e) The Georgia IT Assets and the Wisconsin IT Assets have not been interrupted or failed within the past three (3) years in a manner that materially impaired the ability of such Merger Party or its Subsidiaries to deliver its core products and services to their respective customers. Neither the Georgia IP nor the Wisconsin IP is subject to any material pending or outstanding Action or Order, and to the Knowledge of Georgia or Wisconsin, as applicable, there are no Actions or Orders threatened, that question or seek to cancel, limit, challenge or modify the ownership, validity, enforceability, registerability, patentability, use or right to use Georgia IP or Wisconsin IP, as applicable, or that would restrict, impair or otherwise materially adversely affect such Merger Party’s or its Subsidiaries use thereof or their rights thereto.
          2.19 Insurance. Each Merger Party and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. To the Knowledge of Georgia or Wisconsin, as applicable, neither Merger Party nor any of their respective Subsidiaries is in material breach or material default of any insurance policies maintained by such Merger Party or any of its Subsidiaries or has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default or permit termination (prior to the scheduled termination or expiration thereof) or modification of any such insurance policies. To the Knowledge of Georgia or Wisconsin, as applicable, neither Merger Party nor any of its Subsidiaries has received any notice of termination or cancellation (prior to the scheduled termination or expiration thereof) or denial of coverage with respect to any such insurance policy.
          2.20 Affiliate Transactions. To the Knowledge of Georgia or Wisconsin, as applicable, other than the Georgia Employment Agreements and the Wisconsin Employment Agreements and any transaction under any Georgia Benefit Plan or Wisconsin Benefit Plan, there are no transactions, agreements, arrangements or understandings, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings, or series or related transactions, agreements, arrangements or understandings, between such Merger Party and/or any of its Subsidiaries, on the one hand, and any current or former shareholder (who beneficially owns or owned five percent or more of the Georgia Common Stock or Wisconsin Common Stock, as applicable), director, executive officer or other Affiliate (other than any Subsidiary of such Merger Party on the date hereof) of such Merger Party, whether or not required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INVESTOR
Each Investor, severally and not jointly, hereby represents and warrants to Georgia that:
          3.1 Organization and Qualification. Investor is a partnership, limited liability company or corporation, as applicable, duly organized and validly existing under the Laws of its jurisdiction of organization. Investor has the power and authority to own or lease all of its properties and assets and to carry on its respective business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to have such power and authority or to be so licensed and qualified is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Investor’s ability to consummate the transactions contemplated by this Agreement.
          3.2 Power and Authority; No Violation. (a) Investor has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions by Investor contemplated hereby have been duly, validly and unanimously approved by Investor. No other corporate proceedings on the part of Investor are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Investor and (assuming due authorization, execution and delivery by Georgia) constitutes the valid and binding obligation of Investor, enforceable against Investor in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies).
          (b) Neither the execution and delivery of this Agreement by Investor nor the consummation by Investor of the transactions contemplated hereby, nor compliance by Investor with any of the terms or provisions of this Agreement, will (i) violate any provision of any organizational documents of Investor or (ii) assuming that the consents, approvals and filings referred to in Sections 1.3 and 1.4 shall have been duly obtained and/or made prior to the Investment Closing and any waiting period required thereunder shall have been terminated or expired prior to the Investment Closing, (A) violate any Law or Order applicable to Investor or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, amendment or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Investor under, any of the terms, conditions or provisions of any Contract to which Investor is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a material adverse effect on Investor’s ability to consummate the transactions contemplated by this Agreement.
          3.3 Consents and Approvals. Except for (i) any notices or filings under the HSR Act and the termination or expiration of any applicable waiting period thereunder, and such other consents, approvals, filings or registrations as may be required under any foreign antitrust, merger control or competition Laws, (ii) such filings and approvals as are required to be made or obtained under the Securities Act and the securities or “Blue sky” Laws of various states in connection with the issuance of the shares of Georgia Common Stock pursuant to this Agreement, and approval of the listing of such Georgia Common Stock on the NYSE, (iii) such filings, consents and approvals of Governmental Entities as may be set forth on Schedule 3.3 of this Agreement, (iv) filings, if any, required as a result of the particular status of Georgia, (v) such filings or notices required under the rules and regulations of the NYSE, and (ix) such other consents, approvals, filings or registrations the failure of which to be made or obtained, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Investor’s ability to consummate the transactions contemplated by this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Investor of this Agreement and (B) the consummation by Investor of the Investments and the other transactions contemplated by this Agreement.
          3.4 Purchase for Investment. Investor acknowledges that the Shares to be received in the Investments have not been registered under the Securities Act or under any state securities laws. Investor (i) is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person, (ii) will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision and (iv) is an accredited investor (as that term is defined by Rule 501 promulgated under the Securities Act).
          3.5 Litigation and Other Proceedings. There is no Action pending against (or, to the Knowledge of the Investor, threatened against) Investor that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Investments.
          3.6 Broker’s Fees. Investor nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Investments or related transactions contemplated by this Agreement.
          3.7 Financial Capability. Investor has, or will have at the Investment Closing, available funds to make its respective Investment on the terms and conditions contemplated by this Agreement.
ARTICLE IV
COVENANTS
          4.1 Conduct of Businesses Prior to the Investment Closing. During the period from the date of this Agreement to the Investment Closing Date, except as expressly contemplated or permitted by this Agreement, (i) Georgia shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including relationships with its customers and suppliers) and retain the services of its key officers and key employees and (ii) each of Georgia and each Investor shall, and Georgia shall cause each of its Subsidiaries to, take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby. During the period from the date of this Agreement to the Investment Closing Date, without limiting the generality of this Section 4.1, and except as expressly permitted under the Merger Agreement (without consent of a Merger Party and disregarding Section 5.2 of the Wisconsin Disclosure Schedule and Georgia Disclosure Schedule except to the extent set forth separately in Section 4.1 of the Disclosure Schedule) or as set forth in Section 4.1 of the Disclosure Schedule, Georgia shall not, and shall not permit any Georgia Subsidiary to, without the prior written consent of the Investors which shall not be unreasonably withheld, delayed or conditioned: (i) commit or take any action (other than any immaterial action) that is prohibited by Section 5.2 of the Merger Agreement as it pertains to Georgia (disregarding Section 5.2 of the Georgia Disclosure Schedule except to the extent set forth separately in Section 4.1 of the Disclosure Schedule); (ii) consent to any action (other than any immaterial action) by Wisconsin or a Wisconsin Subsidiary that, absent such consent, is prohibited by Section 5.2 of the Merger Agreement as it pertains to Wisconsin (disregarding Section 5.2 of the Wisconsin Disclosure Schedule except to the extent set forth separately in Section 4.1 of the Disclosure Schedule); (iii) other than those amendments that would not be adverse to any Investor or that would not impede Georgia’s ability to consummate the transactions contemplated hereby, and other than any provisions relating to the preferred stock of Georgia, amend its articles of incorporation, by-laws or other comparable organizational documents or the organizational documents of any of its Subsidiaries; (iv) other than dividends and distributions by a direct or indirect Subsidiary to Georgia or any direct or indirect wholly owned Georgia Subsidiary, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock; (v) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units that are outstanding as of the date hereof in accordance with their present terms; (vi) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of shares of common stock to satisfy the exercise price or Tax withholding upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date hereof in accordance with their present terms and Georgia’s practices as of the date hereof); or (vii) commit or agree to take any of the actions prohibited by this Section 4.1.
          4.2 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, Georgia and the Investors shall each cooperate with the other and shall use their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws (including under the HSR Act and other competition laws) to consummate and make effective the Investments as soon as practicable, including, preparing and filing as promptly as practicable (or any specific time as the parties mutually agree) all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable under this Agreement and applicable laws (including under the HSR Act and other competition laws) to consummate the Investments, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Investments and (iv) execute and deliver any additional instruments necessary to consummate the Investments. Each Investor and Georgia agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with obtaining the Georgia Shareholder Investment Approvals and in connection with any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Investments. Each Investor and Georgia will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each Investor and Georgia agrees to act reasonably and as promptly as practicable. Each Investor and Georgia agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby and shall promptly inform the other parties of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Notwithstanding anything to the contrary provided herein, no Investor nor any of its Affiliates shall be required, in connection with the matters covered by this Section 4.2, (i) to pay any amounts, (ii) to commence litigation (as opposed to defend litigation), (iii) to hold separate (including by trust or otherwise) or divest any of its or its Affiliates’ businesses, product lines or assets or (iv) to waive any of the conditions to this Agreement set forth in Sections 1.3 or 1.4. For the avoidance of doubt, the foregoing shall not be construed to permit the Investors to compel performance by Georgia of any agreement or obligation Georgia may have under the Merger Agreement.
          4.3 Access to Information. (a)  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Georgia shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Investors, reasonable access, during normal business hours during the period prior to the Investment Closing, to all its properties, books, contracts, commitments and records, and, during such period, Georgia shall, and shall cause its Subsidiaries to, make available to the Investors party all other information concerning its business, properties and personnel as the other may reasonably request. Georgia shall, and shall cause each of its Subsidiaries to, provide to the Investors a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal securities Laws. Neither Georgia nor any of its Subsidiaries shall be required to provide access to or to disclose information where it determines in good faith, after consultation with legal counsel, that such access or disclosure would jeopardize the attorney-client privilege of Georgia or its Subsidiaries or contravene any Law, Order or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (b) All information and materials provided pursuant to this Agreement shall be subject to the confidentiality provisions of Section 4.8.
          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.
          4.4 NYSE Listing. Georgia shall cause the shares of Georgia Common Stock to be issued in the Investments to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Investment Closing.
          4.5 Shareholder Approval. Georgia shall call the Georgia Shareholder Meeting (as defined in the Merger Agreement) for the purpose of obtaining Georgia Shareholder Investment Approvals, and shall use its reasonable best efforts to cause such Georgia Shareholder Meeting to occur as soon as reasonably practicable. The Board of Directors of Georgia has resolved to recommend to its shareholders that such shareholders vote in favor of the approval of the issuance of shares of Georgia Common Stock in connection with the Investments. Georgia shall cause the Georgia Shareholder Investment Approvals to be duly submitted to the shareholders of Georgia at the Georgia Shareholder Meeting, and Georgia and its Board of Directors shall use reasonable best efforts to obtain the Georgia Shareholder Investment Approvals. As soon as reasonably practicable following the date of this Agreement, Georgia shall prepare and file with the SEC a proxy statement covering the Georgia Shareholder Investment Approvals. Georgia shall cause such proxy statement to be mailed to the stockholders of Georgia. No filing of, or amendment or supplement to, such proxy statement will be made by Georgia without, to the extent practicable, providing the Investors a reasonable opportunity to review and comment thereon. The parties shall notify each other as promptly as reasonably practicable after receipt thereof of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to such proxy statement or for additional information and shall, as promptly as reasonably practicable after receipt thereof, supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to such proxy statement or the Merger.
          4.6 Rule 144. Georgia will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if Georgia is not required to file such reports, it will, upon the request of the Investors, make publicly available such information as necessary to permit sales pursuant to Rule 144), and will use its reasonable best efforts to take such further action as the Investors may reasonably request, all to the extent required from time to time to enable the Investors to sell the Common Stock received in the Investments without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, Rule 144A or Regulation S under the Securities Act. Upon the request of any Investor, Georgia will deliver to such Investor a written statement as to whether it has complied with such information requirements.
          4.7 Legends.
          (a) Each Investor agrees that all certificates or other instruments representing the Shares will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
               (b) Upon request of an Investor, upon receipt by Georgia of an opinion of counsel reasonably satisfactory to Georgia to the effect that such legend is no longer required under the Securities Act, Georgia shall promptly cause such legend to be removed from any certificate for any Shares. Each Investor acknowledges that the Shares have not been registered as of the Investment Closing Date under the Securities Act or under any state securities Laws and agrees that it will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.
          4.8 Confidentiality. Each party hereto shall treat as confidential all nonpublic, proprietary information provided to it by the other party (or, in the case of information provided by Georgia, information provided on behalf of Wisconsin) in connection with the matters contemplated hereby; provided that nothing in this Agreement shall prevent such party from disclosing any such information (i) pursuant to the order of any court, administrative agency or other tribunal of competent jurisdiction or in any pending legal or administrative proceeding, or otherwise as required by applicable Law, (ii) to the extent that such information becomes available other than by reason of disclosure by it in violation of this Section 4.8, and (iii) to the extent that such information is received by such party from a third party that is not to its knowledge subject to confidentiality obligations to the other party hereto.
          4.9 Transfer Restrictions; Registration Rights.
          (a) Georgia will qualify for registration on, and will promptly file with the SEC within 180 days (the “Registration Deadline”) after the Investment Closing Date, a Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Registration Statement”), and such Registration Statement will be an automatic “shelf” registration statement providing for the registration, and the sale on a continuous or delayed basis, of the Registrable Shares pursuant to Rule 415 under the Securities Act. In connection with any such Registration Statement, Georgia agrees to comply with the registration procedures set forth on Exhibit D attached hereto. Upon filing the Registration Statement, Georgia will, if applicable, cause such Registration Statement to be declared effective, will keep such Registration Statement effective with the SEC at all times (including by filing a new Registration Statement if such Registration Statement automatically expires), and shall cooperate in any shelf take-down by amending or supplementing the prospectus statement related to such Registration Statement as may be requested by any Investor or any transferees or as otherwise required, until the Investors or any transferees who would require such registration to effect a sale of the Registrable Shares no longer hold the Registrable Shares. The Investors will pay all Registration Expenses incurred by the Investors in connection with any Registration Statement. Georgia will use its commercially reasonable efforts to remain eligible to use Form S-3 registration or a similar short-form registration. To the extent Georgia no longer remains eligible for such registration, Georgia agrees to provide the Investors with registration rights identical to the rights of the “THL Holders” under that certain Registration Rights Agreement, dated February 1, 2006, by and among Georgia and the Securityholders therein (the “Current RRA”).
          (b) In connection with any registration under this Section 4.9, Georgia shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Shares, the officers, directors, agents, partners and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the officers, directors, agents, partners and employees of each such controlling person and any financial or investment adviser (each, an “Registration Indemnified Party”), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, actions or proceedings (whether commenced or threatened), reasonable out-of-pocket costs (including, without limitation, reasonable costs of preparation and reasonable attorneys’ fees) and reasonable out-of-pocket expenses (including reasonable expenses of investigation) (collectively, “Registration Losses”), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or form of prospectus or in any amendment or supplements thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that the same arise out of or are based upon information furnished in writing to Georgia by such Registration Indemnified Party or the related holder of Registrable Shares expressly for use therein or (ii) any violation by Georgia of any federal, state or common law rule or regulation applicable to Georgia and relating to action required of or inaction by Georgia in connection with any such Registration Statement; provided, however, that Georgia shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Shares or any other Person, if any, who controls such underwriters within the meaning of the Securities Act to the extent that any such Registration Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) such Person failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Person to the Person asserting the claim from which such Registration Losses arise, and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission. Each indemnity and reimbursement of costs and expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such Registration Indemnified Party.
          (c) Prior to the date immediately following the Registration Deadline, no Investor will, directly or indirectly, sell, transfer, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of any shares of Common Stock acquired pursuant to this Agreement except (i) to other Investors or Affiliates of Investors (including entities controlled by an Investor or an Affiliate of an Investor) who agree in writing to be bound by the terms of this Agreement, (ii) pursuant to the terms of a tender offer, merger, sale of all or substantially all the Company’s assets or any similar transaction, (iii) in connection with a bona fide pledge to, or similar arrangement in connection with a bona fide borrowing from, a financial institution, or (iv) in a transaction approved by a majority of the directors of the Company who qualify as independent directors, excluding the Board Representative.
          (d) If at any time following the date of this Agreement, Georgia agrees to waive, amend or modify any provision of the Shareholders Agreement, dated March 31, 2009, by and between Georgia and WPM, L.P., a Delaware limited partnership, and such waiver, amendment or modification changes the Applicable Date under that agreement (or has the effect of doing so) to be earlier than the Registration Deadline hereunder, the Registration Deadline hereunder shall be automatically adjusted to equal the Applicable Date as waived, amended or modified. Notwithstanding any provision under this Agreement to the contrary and by way of clarification, any shares of Georgia Common Stock held by any THL Investor or one of its Affiliates prior to the date hereof, shall not be subject to any transfer restrictions under this Agreement (including those in this Section 4.9) and shall continue to have the rights, interests and obligations of “Registrable Shares” in the Current RRA.
          4.10 Additional Actions. At and from time to time after the Investment Closing, at the request of any party hereto, the other party shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to consummate the transactions contemplated by this Agreement.
          4.11 Rule 16b-3. Promptly following the date of this Agreement and in no event later than 30 days after the date of this Agreement and provided that the Investors deliver to Georgia any required information with respect to the Investors in a timely fashion, Georgia shall take such steps as may be reasonably requested by any Investor (including an approval by the board of directors of Georgia) to cause the acquisition of the Common Stock pursuant to the transactions contemplated by this Agreement to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 thereunder as it relates to the Investors, William P. Foley, II and Thomas M. Hagerty.
          4.12 Notification. From the date hereof through the Investment Closing Date, each of Georgia and the Investors will notify the other of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence (i) that has or is reasonably likely to have a Material Adverse Effect on Georgia or result in a material adverse effect on the Investors’ ability to consummate the transactions contemplated by this Agreement or (ii) that is reasonably likely to constitute a material breach of any of its representations, warranties or covenants in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, or (b) the institution of or the threat of institution of any Legal Proceeding against a party hereto related to this Agreement or the transactions contemplated hereby; provided, however, that a failure to comply with this Section 4.12 shall not constitute the failure of any condition set forth in Sections 1.3 or 1.4 to be satisfied unless, with respect to clause (a), the underlying Material Adverse Effect or material adverse effect or material breach would independently result in the failure of a condition set forth in Sections 1.3 or 1.4 to be satisfied.
          4.13 Reserved.
          4.14 Governance Matters. (a) After the Investment Closing Date, so long as the THL Investors Percentage Interest equals or exceeds 35%, the THL Investors shall be entitled to nominate and cause Georgia to appoint one individual to the Board of Directors to serve as a director (the “Board Representative”), subject to satisfaction of all legal and governance requirements regarding service as a director of Georgia, and if the THL Investors Percentage Interest is less than 35%, the THL Investors shall not have the right to nominate the Board Representative. The initial Board Representative shall be Thomas M. Hagerty, who shall be a member of the Compensation Committee of the Board of Directors as of the Effective Time. The THL Investors shall also be entitled to nominate and cause Georgia to appoint replacements to fill any vacancies in such Board Representative directorship at any time; provided that any such nominee shall be reasonably acceptable to the Chairman of Georgia, it being understood that such acceptance shall be based on factors such as affiliation, knowledge and experience and shall not be unreasonably withheld. In addition, Georgia agrees that the Board Representative shall be entitled to the same rights, privileges and compensation as the other members of the Board of Directors in their capacity as such, including with respect to indemnification, insurance coverage and reimbursement for Board of Directors participation and related expenses. Georgia’s nominating committee shall recommend to the Board of Directors that such person designated by the THL Investors to be the Board Representative (or any successor designated by the THL Investors and reasonably acceptable to Georgia) be included in the slate of nominees recommended by the Board of Directors to shareholders for election as directors at each annual meeting of shareholders of Georgia at which such person’s term expires. Georgia shall solicit proxies for the Board Representative to the same extent as it does for any of its other nominees to the Board of Directors.

          (b) Subject to Article V, this Section 4.14 shall terminate and be of no further force or effect on the earlier of (i) the date on which the THL Investors Percentage Interest is less than 35% and (ii) the tenth anniversary of the Investment Closing Date.
          4.15 Indemnity. (a) In addition to the indemnification set forth in Section 4.9(b) with respect to the Registration Statement, Georgia agrees to indemnify and hold harmless the Investors and each of their respective Affiliates, officers, directors, partners, employees and agents, and each person who controls each such Investor within the meaning of the Exchange Act and the regulations thereunder (the “Indemnified Parties” and each, an “Indemnified Party”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable and documented fees of counsel), amounts paid in settlement and other costs (collectively, “Losses”) arising out of any third party action, suit, claim or proceeding relating to Georgia’s and/or the Investors’ authorization, execution, delivery, performance or termination of this Agreement (a “Covered Claim”).
          (b) An Indemnified Party shall give written notice to Georgia of any Covered Claim (a “Claim Notice”) with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve Georgia of its obligations under this Section 4.15 unless and to the extent that Georgia shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that Georgia shall be entitled to assume and conduct the defense, unless Georgia determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case Georgia shall be liable for any legal fees and expenses of one law firm and other out-of-pocket expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense). If Georgia assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to Georgia copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon Georgia’s request) the provision to Georgia of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Georgia shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that Georgia shall not unreasonably withhold, delay or condition its consent. Georgia further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.
          (c) The obligations of Georgia under this Section 4.15 shall survive for a period of three years following the Investment Closing or termination of this Agreement, provided that if an Indemnified Party provides a Claim Notice regarding a Covered Claim to

Georgia prior to expiration of such three year period, the obligations of Georgia under this Section 4.15 shall continue to apply to such Covered Claim until final resolution of such Covered Claim. The agreements contained in this Section 4.15 shall be in addition to any other rights or remedies of the Indemnified Party against Georgia or others, at common law or otherwise.
          4.16 Tail Expense Reimbursement. In the event that this Agreement is terminated (a) under Section 5.1(b) as a result of the termination of the Merger Agreement (A) pursuant to Section 8.1 of the Merger Agreement (other than any termination pursuant to Section 8.1(c) of the Merger Agreement) or (B) pursuant to Section 8.1(c) of the Merger Agreement if on such date of termination the conditions set forth in Section 1.4 hereof have been satisfied (other than the condition relating to the Merger and those other conditions that by their nature are to be satisfied by actions taken at the Investment Closing), or (b) by Georgia pursuant to Section 5.1(d)(i), and if Georgia shall, within one (1) year of the date of the termination of this Agreement, consummate or enter into any similar agreement, arrangement or understanding in respect of, a sale of any securities of Georgia in connection with a recapitalization, restructuring, merger, consolidation or other business combination involving Georgia and Wisconsin (an “Other Arrangement”) without having first offered in good faith to all the Investors or their Affiliates the opportunity to participate in such transaction on terms no less favorable in respect of pricing or any other material respect than those offered to a third party under the Other Arrangement, then upon the date of closing of such similar transaction, Georgia shall pay each Investor in immediately available funds by wire transfer to an account to be designated by the Investors prior to such closing date the amount of reasonable and documented out-of-pocket expenses incurred by Investors in connection with or arising out of due diligence, the negotiation, preparation, execution, delivery, performance, consummation or termination of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby (including, without limitation, in connection with obtaining any necessary approvals or consents, all filing fees required to be paid in connection with any filing under the HSR Act, and fees and expenses of financial or other consultants, investment bankers, accountants and counsel).
ARTICLE V
TERMINATION AND AMENDMENT
          5.1 Termination. Subject to Section 5.2, the rights and obligations of the Investors and Georgia under this Agreement may be terminated at any time prior to the Investment Closing Time:
          (a) by mutual consent of Georgia and the Investors;
          (b) by any party if the Merger Agreement is terminated in accordance with its terms;
          (c) by any Investor on the one hand, or by Georgia on the other hand, if there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or the Merger Agreement;

          (d) by any Investor or Georgia if the Investment Closing has not occurred by (i) December 31, 2009; provided, however, that the right to terminate this Agreement under this Section 5.1(d)(i) or 5.2(d)(ii) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Investment Closing to occur on or prior to such date, or (ii) close of business on the tenth business day following the Effective Time; or
          (e) by any Investor on the one hand, or by Georgia on the other hand, if the other party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition to the terminating party’s obligations as set forth in Section 1.3 or 1.4, as applicable, and (B) such breach or failure to perform is incapable of being or has not been cured by the breaching party within 30 days after giving written notice to the breaching party of such breach or failure to perform.
          5.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 5.1, the rights and obligations of the parties with respect to the THL Investment or FNF Investment, as applicable, under this Agreement (other than Section 4.15, Section 4.16 and Article VI which provisions shall survive such termination) shall forthwith become wholly void and of no further force and effect; provided, however, that nothing herein shall relieve Georgia or the Investors from liability for any fraud or intentional breach of any of the provisions set forth in this Agreement prior to such termination; notwithstanding the foregoing, in the event of any termination of this Agreement, Georgia shall have no responsibility whatsoever for any representations or warranties regarding Wisconsin or its Subsidiaries, or any information set forth on the Disclosure Schedule related to Wisconsin or its Subsidiaries, and in such event all such representations and warranties and information shall be deemed to be deleted herefrom.
          5.3 Amendment; Waiver. Subject to compliance with applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Georgia and the Investors; provided, however, that after the Georgia Investment Shareholder Approvals are obtained, there may not be, without an additional approval of the shareholders of Georgia, any amendment or waiver of this Agreement or any portion hereof that requires such further approval under applicable Law.
ARTICLE VI
GENERAL PROVISIONS
          6.1 Survival of Representations, Warranties and Covenants. None of the representations or warranties set forth in this Agreement shall survive the Investment Closing. All of the covenants set forth in this Agreement shall survive the Investment Closing until performed in all material respects, except those covenants set forth in Sections 4.1 and 4.5.

          6.2 Expenses. Georgia shall reimburse the Investors for, or at the written request of the Investors, pay directly to the designated third party all reasonable and documented out-of-pocket expenses incurred by, and not previously reimbursed to, the Investors in connection with or arising out of due diligence, the negotiation, preparation, execution, delivery, performance, consummation or termination of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby (including, without limitation, in connection with obtaining any necessary approvals or consents, all filing fees required to be paid in connection with any filing under the HSR Act, and reasonable fees and expenses of financial or other consultants, investment bankers, accountants and counsel (based on time billed and out-of-pocket fees and expenses), but, for the avoidance of doubt, not including any transfer taxes or similar duties, excises or charges); provided that such reimbursements and payments to the THL Investors shall not exceed $1,200,000 in the aggregate. Georgia will bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby (including, without limitation, fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel).
          6.3 Notices. All notices and other communications in connection with this Agreement shall be in writing to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to any THL Investor, to:

c/o Thomas H. Lee Partners, L.P.
100 Federal Street
Boston, MA 02110
	Attention:	Thomas Hagerty and Seth Lawry
	Telephone:	(617) 227-1050
	Facsimile:	(617) 227-3514

with a copy to:

Weil, Gotshal and Manges, LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
	Attention:	James R. Westra, Esq.
	Facsimile:	(617) 772-8333

(b)	if to the FNF Investor, to:

Fidelity National Financial, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
	Attention:	Executive Vice President, Chief Legal Officer
	Facsimile:	(904) 357-1029

(c)	if to Georgia, to:

Fidelity National Information Services, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
	Attention:	Executive Vice President and General Counsel
	Facsimile:	(904) 357-1005

and:
Fidelity National Information Services, Inc.
4050 Calle Real, Suite 210
Santa Barbara, CA 93110
	Attention:	Executive Vice President, Legal
	Facsimile:	(805) 696-7831

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.
Matthew M. Guest, Esq.
	Facsimile:	(212) 403-2000
Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or delivered by an express courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next business day after transmission if confirmed at any time other than the transmitter’s normal business hours; and (iii) if given by registered or certified mail, the third day after being so mailed if posted with the United States Postal Service. Any person entitled to notice may change any address or facsimile number to which notice is to be given to it by giving notice of such change of address or facsimile number as provided in this Section 6.3. The inability to deliver notice because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.
          6.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The terms “Dollars” and “$” mean United States Dollars. References herein to any gender includes each other gender. The Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
          6.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
          6.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
          6.7 Governing Law; Jurisdiction. This Agreement, the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon or arising out of this Agreement or the transactions contemplated by this Agreement (whether based upon contact, tort or any other theory), including all matters of construction, validity and performance, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflict of laws provision that would require the application of the Law of any other jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the state of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.3 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
          6.8 Publicity. Neither Georgia nor the Investors shall, and neither Georgia nor the Investors shall permit any of their respective Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Georgia, in the case of a proposed announcement or statement by an Investor, or the Investors, in the case of a proposed announcement or statement by Georgia; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the NYSE and nothing in this Agreement shall restrict the ability of each Investor to communicate, without Georgia’s consent, with its Affiliates, general partners or limited partners regarding the transactions contemplated by this Agreement.
          6.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that THL Investor may assign its rights, interests or obligations hereunder (other than Section 4.14) to an entity controlled by an Affiliate of THL Investor and any of the Investors may assign their rights, interests or obligations to an Affiliate of such Investor without Georgia’s consent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement. In furtherance of, and not in limitation of, the foregoing, neither Wisconsin nor any of its Affiliates or shareholders shall have any rights hereunder, and nothing hereunder shall be deemed to modify in any way the Merger Agreement and the rights and obligations of the respective parties thereunder.
          6.10 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the state of Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.
          6.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.
          6.12 No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of Investors or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and thereby.
Remainder of Page Intentionally Left Blank

          IN WITNESS WHEREOF, Georgia and each Investor have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
By:	/s/ Lee A. Kennedy
	Name:	Lee A. Kennedy
	Title:	President and Chief Executive Officer

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ Alan L. Stinson
	Name:	Alan L. Stinson
	Title:	Chief Executive Officer

THOMAS H. LEE EQUITY FUND V, L.P.

By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Thomas M. Hagerty

Name: Thomas M. Hagerty
Title: Managing Director

THOMAS H. LEE PARALLEL FUND V, L.P.

By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Thomas M. Hagerty

Name: Thomas M. Hagerty
Title: Managing Director

THOMAS H. LEE EQUITY (CAYMAN) FUND V, L.P.

By:	THL Equity Advisors V, LLC, its general partner

By:	Thomas H. Lee Partners, L.P., its sole member

By:	Thomas H. Lee Advisors, LLC, its general partner

By:	/s/ Thomas M. Hagerty

Name: Thomas M. Hagerty
Title: Managing Director

THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

By:	THL Investment Management Corp, its general partner

By:	/s/ Thomas M. Hagerty

Name: Thomas M. Hagerty
Title: Managing Director

GREAT-WEST INVESTORS L.P.

By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Thomas M. Hagerty

Name: Thomas M. Hagerty
Title: Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I LLC

By:	Putnam Investment Holdings, LLC, Its Managing Member

By:	Putnam Investments, LLC, Its Managing Member

By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Thomas M. Hagerty

Name: Thomas M. Hagerty
Title: Managing Director

PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II LLC

By:	Putnam Investment Holdings, LLC, Its Managing Member

By:	Putnam Investments, LLC, Its Managing Member

By:	Thomas H. Lee Advisors, LLC, its attorney-in-fact

By:	/s/ Thomas M. Hagerty

Name: Thomas M. Hagerty
Title: Managing Director

EXHIBIT A
DEFINITIONS
          As used in this Agreement, the following terms have the meanings set forth below (including for purposes of the recitals):
          “Action” means any actions, claims, suits, oppositions, cancellations, arbitrations, objections, investigations or proceedings.
          “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.
          “Agreement” has the meaning as set forth in the Preamble to this Agreement.
          “Board Representative” has the meaning as set forth in Section 4.14(a) of this Agreement.
          “Claim Notice” has the meaning as set forth in Section 4.15(b) of this Agreement.
          “Code” means the United States Internal Revenue Code of 1986, as amended.
          “Common Stock” has the meaning as set forth in the Recitals to this Agreement.
          “Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation.
          “Coverd Claim” has the meaning as set forth in Section 4.15(a) of this Agreement.
          “Current RRA” has the meaning as set forth in Section 4.9(a) of this Agreement.
          “Disclosure Schedule” has the meaning as set forth in Article II of this Agreement.
          “Effective Time” means the date and time when the Merger becomes effective as set forth in the articles of merger that shall be filed with the Department of Financial Institutions of the State of Wisconsin and the certificate of merger that shall be filed with the Secretary of State of the State of Delaware on or before the “Closing Date” (as defined in the Merger Agreement).
          “Environmental Laws” means any common law or local, state, federal or foreign statute, regulation, ordinance or similar provision having the force or effect of law, any judicial and administrative order or determination, or any contractual obligation concerning public health and safety, worker health and safety, or pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
          “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
          “ESPP” means Wisconsin’s Employee Stock Purchase Plan.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “FNF Fee Letter” has the meaning as set forth in Section 1.3(j) of this Agreement.
          “FNF Fixed Number” has the meaning as set forth in Section 1.1 of this Agreement.
          “FNF Investment” has the meaning as set forth in the Preamble to this Agreement.
          “FNF Investor” has the meaning as set forth in the Preamble of this Agreement.
          “FNF Purchase Price” has the meaning as set forth in Section 1.1 of this Agreement.
          “FNF Shares” has the meaning as set forth in Section 1.1 of this Agreement.
          “FNF Transaction Fee” has the meaning as set forth in Section 1.3(j) of this Agreement.
          “Form S-4” means a registration statement on Form S-4, together with any amendments or supplements thereto.
          “GAAP” means U.S. generally accepted accounting principles.
          “Georgia” has the meaning as set forth in the Preamble to this Agreement
          “Georgia Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement (other than any Georgia Employment Agreement) providing benefits to any current or former employee, officer or director of Georgia or any Georgia Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Georgia or any Georgia Subsidiary or to which Georgia or any Georgia Subsidiary contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.
          “Georgia Common Stock” means shares of common stock of Georgia, par value $.01 per share.
          “Georgia Employment Agreement” means a contract, offer letter or agreement of Georgia or any Georgia Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Georgia or any Georgia Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
          “Georgia IP” means all Intellectual Property material to the businesses of Georgia and the Georgia Subsidiaries as currently conducted (together with all Intellectual Property set forth in Section 4.20(a) of the Merger Agreement).
          “Georgia IP Contract” means any material contract concerning Intellectual Property to which Georgia or any Georgia Subsidiary is a party.
          “Georgia IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by Georgia and the Georgia Subsidiaries.
          “Georgia Lease” means each agreement pursuant to which Georgia or any Georgia Subsidiary leases any material real property (together with any amendments, modifications and other supplements thereto).
          “Georgia Leased Properties” means the properties leased by Georgia and the Georgia Subsidiaries pursuant to the Georgia Leases.
          “Georgia Material Contract” means (i) any Contract relating to the incurrence or guarantee of Indebtedness by Georgia or any Georgia Subsidiary in an amount in excess in the aggregate of $60,000,000, (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Georgia or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Georgia and the Georgia Subsidiaries, including, following consummation of the transactions contemplated by the Merger Agreement, Wisconsin and the Wisconsin Subsidiaries, is or would be conducted, (iv) any collective bargaining agreement, (v) any joint venture or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to Georgia and the Georgia Subsidiaries, taken as a whole, (vi) any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of Georgia or any Georgia

Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (vii) any material Contract that contains a “most favored nation” clause providing preferential pricing to a third party, (viii) any Contract not made in the ordinary course of business which (A) is material to Georgia and the Georgia Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or the Merger Agreement (ix) all Georgia IP Contracts, (x) any Contract (or group of related Contracts with the same party) pursuant to which Georgia or any Georgia Subsidiary generated revenues of $35,000,000 or more in the 12 months ended December 31, 2008 or is expected to generate revenues of $35,000,000 or more in the 12 months ending December 31, 2009, and (xi) any Contract (or group of related Contracts with the same party) that involves annual expenditures by Georgia and the Georgia Subsidiaries in excess of $35,000,000 in the 12 months ended December 31, 2008 or is expected to involve annual expenditures by Georgia and the Georgia Subsidiaries in excess of $35,000,000 in the 12 months ending December 31, 2009.
          “Georgia Owned Properties” means all real property owned by Georgia and the Georgia Subsidiaries.
          “Georgia Plan” means any Georgia Benefit Plan other than a Multiemployer Plan and each Georgia Employment Agreement.
          “Georgia Qualified Plan” means a Georgia Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code.
          “Georgia Report” means any form, document, statement or report filed with the SEC since January 1, 2007 or filed with the SEC subsequent to the date of the Merger Agreement under the Securities Act or the Exchange Act, if any, including any amendments thereto.
          “Georgia Restricted Shares” means restricted shares of Georgia Common Stock.
          “Georgia Shareholder Investment Approvals” has the meaning as set forth in Section 2.3(a) of this Agreement.
          “Georgia Shareholder FNF Investment Approval” has the meaning as set forth in Section 2.3(a) of this Agreement.
          “Georgia Shareholder THL Investment Approval” has the meaning as set forth in Section 2.3(a) of this Agreement.
          “Georgia Stock Options” means options to acquire shares of Georgia Common Stock.
          “Georgia Stock Units” means stock units in respect of Georgia Common Stock.
          “Georgia Subsidiary” means any direct or indirect Subsidiary of Georgia.

          “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable self-regulatory organization.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” of a Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar agreements, (iii) all leases of such Person capitalized pursuant to GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.
          “Indemnified Parties” has the meaning as set forth in Section 4.15(a) of this Agreement.
          “Indemnified Party” has the meaning as set forth in Section 4.15(a) of this Agreement.
          “Intellectual Property” means all intellectual property in any jurisdiction throughout the world including all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not, and improvements; (iii) Trade Secrets; (iv) copyrights and works of authorship (including in any form or media) (whether or not copyrightable); (v) computer software programs (including source and object code), systems, data, databases and other compilations of information (and including all middleware, firmware, tools, applications and related documentation; (vi) disclosures, issuances, applications and registrations and any renewals thereof, and all extensions, modifications, reexaminations, renewals, divisions, continuations, continuations-in-part, reissues, restorations and reversions for or related to, as applicable, any of the foregoing; and (vii) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).
          “Investments” has the meaning as set forth in the Preamble to this Agreement.
          “Investment Closing” has the meaning as set forth in Section 1.2(a) of this Agreement.
          “Investment Closing Date” has the meaning as set forth in Section 1.2(a) of this Agreement.
          “Investment Closing Time” has the meaning as set forth in Section 1.2(a) of this Agreement.
          “Investor” has the meaning as set forth in the Preamble to this Agreement

          “IRS” means the Internal Revenue Service.
          “Joint Proxy Statement” means a proxy statement in definitive form relating to the meetings of Wisconsin’s shareholders and Georgia’s shareholders to be held in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (together with any amendments or supplements thereto).
          “Knowledge” means, (i) with respect to Georgia, the actual knowledge of the Persons listed on Exhibit E and, (ii) with respect to Wisconsin the actual knowledge of the Persons listed on Exhibit F.
          “Law” means all applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award, settlement or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.
          “Lien” any lien, claim, mortgage, encumbrance, pledge, security interest, equities or charge of any kind (other than liens for property Taxes not yet due and payable).
          “Losses” has the meaning as set forth in Section 4.15(a) of this Agreement.
          “Management Rights Letter” means a Management Rights Letter in substantially the form attached hereto as Exhibit G.
          “Material Adverse Effect” has the meaning as set forth in Section 2.1(c) of this Agreement.
          “Merger” has the meaning set forth in the Merger Agreement.
          “Merger Agreement” has the meaning as set forth in the Recitals to this Agreement.
          “Merger Parties” has the meaning as set forth in Article II of this Agreement.
          “Merger Sub” has the meaning as set forth in the Recitals to this Agreement
          “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
          “Multiple Employer Plan” means a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
          “NYSE” means the New York Stock Exchange.

          “Order” means any order, judgment, injunction, award, stipulation, decree or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.
          “Other Arrangement” has the meaning as set forth in Section 4.16(b) of this Agreement.
          “Permit” means any franchise, tariff, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval or order of any Governmental Entity.
          “Person” means any individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.
          “PBGC” means the Pension Benefit Guaranty Corporation.
          “Registrable Shares” means all Common Stock, including but not limited to the Shares as well as any other shares of Common Stock previously issued to any Investor or an Affiliate of any Investor.
          “Registration Deadline” has the meaning as set forth in Section 4.9(a) of this Agreement.
          “Registration Expenses” means the following reasonable out-of-pocket expenses incurred by, and not previously reimbursed to, the Investors in connection with or arising out of the negotiation, preparation, execution, delivery or termination of a Registration Statement: all registration and filing fees, all fees and expenses associated with filings required to be made with the NASD, as may be required by the rules and regulations of the NASD, fees and expenses of compliance with securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Shares), rating agency fees, printing expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a holder of Registrable Shares), messenger and delivery expenses, Georgia’s internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), the fees and expenses incurred in connection with any listing of the Registrable Shares, fees and expenses of counsel for Georgia and its independent certified public accountants (including the expenses of any special audit or “cold comfort” letters required by or incident to such performance), securities acts liability insurance (if Georgia elects to obtain such insurance), the fees and expenses of any special experts retained by Georgia in connection with such registration, and the fees and expenses of other persons retained by Georgia and reasonable fees and expenses of not more than one counsel for the sellers (which shall be selected by the Investors); provided that in no event shall Georgia be required to reimburse an Investor for any underwriting commission.

          “Registration Indemnified Party” has the meaning as set forth in Section 4.9(b) of this Agreement.
          “Registration Losses” has the meaning as set forth in Section 4.9(b) of this Agreement.
          “Registration Statement” has the meaning as set forth in Section 4.9 of this Agreement.
          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
          “SEC” means the Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Shareholder” means the “Shareholder” as defined in the Merger Agreement.
          “Shares” has the meaning as set forth in Section 1.1 of this Agreement.
          “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles.
          “Tax” means all United States federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, backup withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, fees, levies or like assessments, together with all penalties and additions to tax and interest thereon.
          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
          “Third Party Georgia Lease” means any agreement pursuant to which Georgia or any Georgia Subsidiary leases any material real property to a third party (together with any amendments, modifications and other supplements thereto).
          “Third Party Wisconsin Lease” means any agreement pursuant to which Wisconsin or any Wisconsin Subsidiary leases any material real property to a third party (together with any amendments, modifications and other supplements thereto).

          “THL Fee Letter” has the meaning as set forth in Section 1.3(j) of this Agreement.
          “THL Fixed Number” has the meaning as set forth in Section 1.1 of this Agreement.
          “THL Investment” has the meaning as set forth in the Preamble to this Agreement.
          “THL Investor” has the meaning as set forth in the Preamble of this Agreement.
          “THL Investors Percentage Interest” means the percentage obtained by dividing (i) the number of THL Shares beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by the THL Investors by (ii) the THL Fixed Number of Shares (as adjusted for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization).
          “THL Purchase Price” has the meaning as set forth in Section 1.1 of this Agreement.
          “THL Transaction Fee” has the meaning as set forth in Section 1.3(j) of this Agreement.
          “Trade Secrets” means all confidential or proprietary information, trade secrets, software source code and know-how (including processes, schematics, business and other methods, formulae, drawings, specifications, prototypes, models, designs, plans, data, research and development, pricing and cost information, business and marketing plans and proposals, vendor, customer and supplier lists).
          “THL Shares” has the meaning as set forth in Section 1.1 of this Agreement.
          “Transaction Documents” means this Agreement and each of the Management Rights Letters.
          “Wisconsin” has the meaning as set forth in the Recitals to this Agreement
          “Wisconsin Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement (other than any Wisconsin Employment Agreement) providing benefits to any current or former employee, officer or director of Wisconsin or any Wisconsin Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Wisconsin or any Wisconsin Subsidiary or to which Wisconsin or any Wisconsin Subsidiary contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.
          “Wisconsin Common Stock” means each share of the common stock, par value $0.01 per share, of Wisconsin.
          “Wisconsin Employment Agreement” means a contract, offer letter or agreement of Wisconsin or any Wisconsin Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Wisconsin or any Wisconsin Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.
          “Wisconsin IP” means all Intellectual Property material to the businesses of Wisconsin and the Wisconsin Subsidiaries as currently conducted (together with all Intellectual Property set forth in Section 3.23(a) of the Merger Agreement).
          “Wisconsin IP Contract” means any material Contract concerning Intellectual Property to which Wisconsin or any Wisconsin Subsidiary is a party.
          “Wisconsin IT Assets” means the computer software, firmware, middleware, servers, systems, networks, workstations, data communications lines, and all other information technology equipment, used by Wisconsin and the Wisconsin Subsidiaries.
          “Wisconsin Material Contract” means (i) any Contract relating to the incurrence or guarantee of Indebtedness by Wisconsin or any Wisconsin Subsidiary in an amount in excess in the aggregate of $25,000,000, (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition Contract, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Wisconsin or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Wisconsin and the Wisconsin Subsidiaries or, following consummation of the transactions contemplated by the Merger Agreement, Georgia and the Georgia Subsidiaries, is or would be conducted, (iv) any Contract providing for any payments that are conditioned, in whole or in part, on a change of control of Wisconsin or any Wisconsin Subsidiary, (v) any collective bargaining agreement, (vi) any joint venture or partnership agreement related to the formation, creation, operation or management or any joint venture or partnership that is material to Wisconsin and the Wisconsin Subsidiaries, taken as a whole, (vii) any Contract that grants any right of first refusal or right of first offer or similar right that limits or purports to limit the ability of Wisconsin or any Wisconsin Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (viii) any material Contract that contains a “most favored nation” or other term providing preferential pricing or treatment to a third party, (ix) any Contract not made in the ordinary course of business which (A) is material to Wisconsin and the Wisconsin Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any other transaction contemplated by this Agreement or the Merger Agreement (ix) all Wisconsin IP Contracts, (x) any Contract (or group of related Contracts with the same party) pursuant to which Wisconsin or any Wisconsin Subsidiary generated revenues of $17,000,000 or more in the 12 months ended December 31, 2008 or is expected to generate revenues of $17,000,000 or more in the 12 months ending December 31, 2009, and (xi) any Contract (or group of related Contracts with the same party) that involves annual expenditures by Wisconsin and the Wisconsin Subsidiaries in excess of $17,000,000 in the 12 months ended December 31, 2008 or is expected to involve annual expenditures by Wisconsin and the Wisconsin Subsidiaries in excess of $17,000,000 in the 12 months ending December 31, 2009.
          “Wisconsin Leased Properties” means all properties leased pursuant to the Wisconsin Leases.
          “Wisconsin Leases” means any agreement pursuant to which Wisconsin or any Wisconsin Subsidiary leases any material real property (together with any amendments, modifications and other supplements thereto).
          “Wisconsin Owned Properties” means all real property owned by Wisconsin and the Wisconsin Subsidiaries.
          “Wisconsin Performance Shares” means performance share denominated in shares of Wisconsin Common Stock granted to any current or former employee or director of Wisconsin or any Wisconsin Subsidiary under any Wisconsin Stock Plan that is unsettled immediately prior to the Effective Time.
          “Wisconsin Plan” means any Wisconsin Benefit Plan other than a Multiemployer Plan and each Wisconsin Employment Agreement.
          “Wisconsin Qualified Plan” means a Wisconsin Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code.
          “Wisconsin Report” means any form, document, statement or report filed with the SEC since May 22, 2007 or filed with the SEC subsequent to the date of the Merger Agreement under the Securities Act or the Exchange Act, if any, including any amendments thereto.
          “Wisconsin Restricted Shares” each restricted share of Wisconsin Common Stock granted to any employee or director of Wisconsin, any Wisconsin Subsidiary or any of Wisconsin’s predecessors under any Wisconsin Stock Plan that is outstanding immediately prior to the Effective Time.
          “Wisconsin Stock Option” means effective as of the Effective Time, each then outstanding option to purchase shares of Wisconsin Common Stock.
          “Wisconsin Stock Purchase Right Agreement” means the Amended and Restated Wisconsin Stock Purchase Right Agreement, dated as of August 21, 2008, between Wisconsin and the Shareholder.
          “Wisconsin Stock Units” means each outstanding stock unit denominated in shares of Wisconsin Common Stock granted to, or held in a deferral account for the benefit of,

any current or former employee or director of Wisconsin or any Wisconsin Subsidiary under the Wisconsin Directors Deferred Compensation Plan, the Wisconsin Executive Deferred Compensation Plan or any Wisconsin Stock Plan that is unsettled immediately prior to the Effective Time.
          “Wisconsin Subsidiary” means any direct or indirect Subsidiary of Wisconsin (provided, however, that in no event shall Marshall & Ilsley Corporation be considered a Wisconsin Subsidiary).
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

EXHIBIT D
REGISTRATION PROCEDURES
          (a) Prepare and file with the SEC a Registration for the sale of the Registrable Shares by the holders thereof in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause each such Registration Statement to become effective;
          (b) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement in compliance with the Securities Act with respect to the disposition of all Registrable Shares subject thereto for a period ending on the date on which all the Registrable Shares subject thereto have been sold pursuant to such Registration Statement.
          (c) Notify the Investors promptly (but in any event within 2 business days), and confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration or any post-effective amendment, when the same has become effective, (ii) of any written comments by the SEC in respect of the Registration or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration or of any order preventing or suspending the use of any preliminary prospectus or the initiation or threat of any proceedings for such purpose, (iv) of the receipt by Georgia of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration or any of the Registrable Shares for offer or sale in any jurisdiction, (v) if Georgia becomes aware of the happening of any event that makes any statement of a material fact made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or that requires the making of any changes in such Registration, prospectus or documents so that, in the case of such Registration, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (vi) if for any other reason it shall be necessary to amend or supplement such Registration Statement in order to comply with the Securities Act.
          (d) Use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.
          (e) Promptly incorporate in a prospectus supplement or post-effective amendment to the applicable Registration such information as the holders of a majority of the

Registrable Shares of the class being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Shares; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
          (f) Deliver to each Investor holding Registrable Shares, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Persons may reasonably request; and Georgia hereby consents to the use of such prospectus and each amendment or supplement thereto by each of the Investors and the underwriters or agents, if any, in connection with the offering and sale of the Registrable Shares covered by such prospectus and any amendment or supplement thereto.
          (g) Prior to any public offering of Registrable Shares, to use its commercially reasonable efforts to register or qualify, and cooperate with the Investors, the underwriters, if any, the sales agents and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Shares for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any Investor or underwriter reasonably requests in writing; provided, however, that Georgia will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject.
          (h) Upon the occurrence of any event contemplated by Section (c)(vi) above, as promptly as practicable prepare a supplement or post-effective amendment to the Registration or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (i) Enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing or sole underwriter in order to expedite or facilitate the registration or the disposition of such Registrable Shares, including obtaining for delivery to the Company and the underwriter or underwriters, if any, with copies to the holders of Registrable Shares included in such registration, a cold comfort letter from Georgia’s independent certified public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement.
          (j) Make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the holders of a majority of the Registrable Shares covered by the applicable Registration Statement, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such

Registration Statement and by any attorney, accountant or other agent retained by such sellers or any such managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, provide each such Person with such opportunities to discuss with the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements the business of the Company, and supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement, in each case as shall be necessary to enable such Persons to satisfy their due diligence obligations under applicable law (subject to the entry by each party referred to in this clause (l) into customary confidentiality agreements in a form reasonably acceptable to the Company).
          (k) In the case of an underwritten offering, make available the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter in any such underwritten offering and otherwise use commercially reasonable efforts to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto; provided the Company’s senior executive officers shall not be required to participate in any “road show” presentations pursuant to a registration in which the Company is not selling securities more than once in any 12 month period without the consent of such senior executive officers. The Company may require each holder of Registrable Shares as to which any registration is being effected to furnish to the Company such information regarding such holder and the distribution of such Registrable Shares as the Company may, from time to time, reasonably request in writing; provided that, such information shall be used only in connection with such registration. The Company may exclude from such registration the Registrable Shares of any holder who unreasonably fails to furnish such information promptly after receiving such request. Each holder of Registrable Shares, upon receipt of written notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in clauses (ii), (iii), (v) or (vi) of Section (c) of this Exhibit, shall forthwith discontinue disposition of the Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until such holder has received copies of the supplemented or amended prospectus contemplated hereby or such holder has been advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus (such period of suspension, the “Suspension Period”). The Company shall not give a Suspension Notice until after the Registration Statement has been declared effective and shall not give more than two (2) Suspension Notices during any period of twelve consecutive months. In the event that the Company shall give any Suspension Notice, the Company shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice and end the Suspension Period as promptly as practicable.